mPhase Contracts EaglePicher to Manufacture Reserve Battery for AlwaysReady Emergency Flashlight

LITTLE FALLS, NJ--(Globe Newswire) – January 29, 2009 - mPhase Technologies, Inc. (OTC BB: XDSL.OB - News) has announced that it has contracted EaglePicher Technologies to manufacture the AlwaysReady Reserve Battery that will be used in the AlwaysReady Emergency Flashlight. EaglePicher was selected for the project because of their experience in custom and standardized power solutions for the extreme environments of aerospace and military applications as well as medican and commercial applications.

The AlwaysReady Reserve Battery is a manually activated lithium cell designed to provide Power On Command . The battery remains dormant until "turned on" by the user. It will be built to the highest standards with a minimum storage life of 20 years. Once activated, the AlwaysReady Reserve Battery is expected to deliver the electrical performance of a standard primary CR123 battery used in many portable electronic applications today.

"EaglePicher is one of the most respected companies in the power solutions industry," said mPhase CEO Ron Durando. "We chose to work with EaglePicher because we know that we will receive a top quality, reliable product that will clearly satisfy the requirements needed for emergency applications."

About mPhase Technologies, Inc. and AlwaysReady, Inc.

mPhase Technologies, Inc. (OTC BB:XDSL.OB - News), through its wholly owned subsidiary AlwaysReady, Inc., is focused on developing and commercializing a new battery technology based on a well-patented phenomenon known as electrowetting, which provides a unique way to store energy and manage power that will revolutionize the battery industry. For more information, please visit our website at www.mPhaseTech.com.

About EaglePicher Technologies, LLC

EaglePicher Technologies, LLC (EPT), and EaglePicher company, is a world leader in custom and standardized power solutions for the extreme environments of aerospace and military applications as well as medical and commercial applications. The company specializes in design and manufacture of battery cells, battery packaging, battery management systems (BMS), analysis, environmental testing, and energetic devices. Active in battery development and testing since 1922, EPT has the most experience and broadest capability in battery electrochemistry of any battery supplier.

Safe Harbor Statement

This news release contains forward-looking statements related to future growth and earnings opportunities. Such statements are based upon certain assumptions and assessments made by management of companies mentioned in this press release in light of current conditions, expected future developments and other factors they believe to be appropriate. Actual results may differ as a result of factors over which the company has no control.

Contact:

Mr. John Levitt
mPhase Technologies, Inc.
Public Relations Coordinator
973-256-3737 x166
JLevitt@mPhaseTech.com